EXHIBIT 99.1

NGP Capital Resources Company Announces First Quarter 2012 Financial Results and Portfolio Activity

HOUSTON, May 8, 2012 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced its financial results for the first quarter of 2012.

Highlights for the quarter ended March 31, 2012:
Net asset value: $201.9 million, or $9.33 per share
Quarterly dividends declared: $0.12 per share

Operating Results:
Total investment income: $5.6 million
Net investment income: $3.0 million, or $0.14 per share
Net unrealized gain on investments: $1.3 million, or $0.06 per share
Net increase in net assets resulting from operations: $4.2 million, or $0.19 per share

Portfolio and Investment Activity:
New investments in portfolio securities during the quarter: $8.4 million
Redemption of portfolio securities during the quarter: $23.3 million
Fair value of portfolio investments at March 31, 2012: $131.8 million
Weighted average yield on portfolio investments: 12.1%
Number of portfolio companies at March 31, 2012: 17

Portfolio and Investment Activity

During the quarter ended March 31, 2012, we purchased in the secondary market $7.1 million of the Southern Pacific Resource Corporation ("STP") $275 million Second Lien Term Loan (the "STP Term Loan"), for a total cost of $7.2 million. STP is a publicly-traded Canadian company, engaged in the exploration and development of the Athabasca oil sands region of Alberta and the thermal production of heavy oil in Senlac, Saskatchewan.  Proceeds of the STP Term Loan were used to construct a new Steam-Assisted Gravity Drainage facility in Alberta, Canada. The STP Term Loan matures in January 2016 and earns interest payable quarterly at an annual rate of LIBOR + 8.5% with a 2% LIBOR floor, or at Prime rate + 7.5%, with a 3.0% Prime floor.  We advanced an additional $1.3 million to existing portfolio companies during the first quarter of 2012.

During the first quarter of 2012, we received principal repayments totaling $23.3 million, primarily consisting of the full repayment of $8.3 million by Crestwood Holdings, LLC ("Crestwood") and $3.2 million for our net profits interest from Anadarko Petroleum Corp, plus partial repayments of $5.9 million from ATP Oil & Gas Co. and $5.2 million from Tammany Oil & Gas, LLC. The Crestwood repayment resulted from the March 2012 refinancing of its Senior Secured Term Loan which was due October 2016.

At March 31, 2012, our targeted investment portfolio consisted of 17 portfolio companies with an aggregate fair value totaling $131.8 million. The weighted average yield on targeted portfolio investments (on a cost basis and exclusive of capital gains or losses) was 12.1% at March 31, 2012, compared to 11.6% at December 31, 2011 and 9.2% at March 31, 2011.

On April 26, 2012, we funded into escrow a $25.0 million participation in a $2 billion Senior Notes offering by Everest Acquisition, LLC ("Everest"). Everest is owned by a group of investors led by Apollo Global Management, LLC.  Proceeds of the Senior Notes offering will be used to finance Everest's acquisition of all of El Paso Corporation's U.S. oil and gas exploration and production assets, which is expected to close in mid-May. The Everest Senior Notes are unsecured, earn interest at a rate of 9.375% per annum, and are due May 1, 2020.

Operating Results – Three months ended March 31, 2012

Investment income totaled $5.6 million for the quarter ended March 31, 2012, compared to $6.6 million in the corresponding quarter of 2011. This decrease is primarily attributable to lower investment portfolio balances. Our portfolio balance, on a cost basis, decreased from $238.5 million at December 31, 2010 to $172.6 million at December 31, 2011 and to $158.1 million at March 31, 2012, primarily as a result of net redemptions and settlements in excess of new investments.

Operating expenses for the first quarter of 2012 were $2.6 million, decreasing $0.3 million, or 7%, compared to the first quarter of 2011, primarily as a result of lower base management fees on the lower total asset balances. The resulting net investment income was $3.0 million, or $0.14 per share, for the quarter ended March 31, 2012, compared to $3.7 million, or $0.17 per share, for the quarter ended March 31, 2011.

We had net realized capital losses of $30 thousand in the first quarter of 2012, compared to $0.5 million of net realized capital losses in the first quarter of 2011. The realized losses in 2011 primarily related to a loss on the sale of our senior notes of Pioneer Natural Resources Co., partially offset by a gain on the sale of a portion of our GMX Resources, Inc. ("GMXR") Senior Convertible Notes.

During the three months ended March 31, 2012, we recorded net increases in unrealized appreciation on portfolio investments totaling $1.3 million, primarily as a result of a $1.0 million mark-to-market increase in the fair value of our GMXR Senior Convertible Notes, with other net increases in fair value of $0.3 million.

Overall, we had a net increase in net assets resulting from operations of $4.2 million, or $0.19 per share, for the three months ended March 31, 2012 and, after declaring dividends during the period of $0.12 per common share, our net asset value increased from $9.26 per common share as of December 31, 2011 to $9.33 per common share as of March 31, 2012.

Liquidity and Capital Resources

At March 31, 2012, we had cash and cash equivalents totaling $81.1 million. The amount outstanding under our Investment Facility at March 31, 2012 was $10.0 million and an additional $60.2 million was available for borrowing. We repaid the $10.0 million balance outstanding on our Investment Facility in April 2012. Factoring in the $25 million investment in the Everest Senior Notes in April, our available capital for new investment is now approximately $120 million. In addition, we have a $30 million Treasury Facility available to invest in U.S. Treasury Bills.

Conference Call at 11:00 a.m. Eastern Time on May 8, 2012

We invite all interested persons to participate in our conference call on Tuesday, May 8, 2012 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609.  We will maintain an audio replay of the call from 2:00 p.m. Eastern Time on May 8, 2012 through midnight May 14, 2012. The replay dial-in numbers are (855) 859-2056 in the U.S. and (404) 537-3406 for international callers. The replay pass code is 74727670. The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	March 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Investments in portfolio securities at fair value
Control investments - majority owned
(cost: $0 and $0, respectively)	$ -	$ 150
Affiliate investments
(cost: $37,156 and $36,778, respectively)	13,357	13,498
Non-affiliate investments
(cost: $120,964 and $135,824, respectively)	118,492	131,409
Total investments	131,849	145,057
Cash and cash equivalents	81,070	106,570
Accounts receivable and other current assets	212	1,442
Interest receivable	545	792
Prepaid assets	2,565	2,720
Total current assets	84,392	111,524
Total assets	$ 216,241	$ 256,581

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 594	$ 739
Management and incentive fees payable	1,084	1,190
Payables for investment securities purchased	-	417
Dividends payable	2,595	3,893
Income taxes payable	78	66
Total current liabilities	4,351	6,305
Deferred tax liabilities	8	10
Long-term debt	10,000	50,000
Total liabilities	14,359	56,315
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 21,628,202 shares issued and outstanding	22	22
Paid-in capital in excess of par	255,486	255,486
Undistributed net investment income (loss)	(147)	(518)
Undistributed net realized capital gain (loss)	(30,316)	(30,286)
Net unrealized appreciation (depreciation) on investments	(23,163)	(24,438)
Total net assets	201,882	200,266
Total liabilities and net assets	$ 216,241	$ 256,581
Net asset value per share	$ 9.33	$ 9.26

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	For The Three Months Ended March 31,
	2012	2011
Investment income
Interest income:
Control investments - majority owned	$ -	$ 1,356
Affiliate investments	378	952
Non-affiliate investments	4,839	3,479
Royalty income, net of amortization:
Control investments - majority owned	-	478
Non-affiliate investments	146	256
Other income	256	34
Total investment income	5,619	6,555
Operating expenses
Interest expense and bank fees	334	309
Management and incentive fees	1,084	1,333
Professional fees	202	199
Insurance expense	180	183
Other general and administrative expenses	841	830
Total operating expenses	2,641	2,854
Income tax provision (benefit), net	12	10
Net investment income	2,966	3,691
Net realized capital gain (loss) on investments
Control investments - majority owned	(30)	81
Non-affiliate investments	-	(606)
Total net realized capital loss on investments	(30)	(525)
Net unrealized appreciation (depreciation) on investments
Control investments - majority owned	(150)	3,427
Affiliate investments	(520)	(11,194)
Non-affiliate investments	1,943	1,340
Benefit (provision) for taxes on unrealized appreciation (depreciation) on investments	2	2
Total net unrealized appreciation (depreciation) on investments	1,275	(6,425)
Net increase (decrease) in net assets resulting from operations	$ 4,211	$ (3,259)
Net increase (decrease) in net assets resulting from operations per common share	$ 0.19	$ (0.15)

Dividends declared per common share	$ 0.12	$ 0.18
Weighted average shares outstanding - basic and diluted	21,628	21,628

	For The Three Months Ended March 31,
Per Share Data (1)	2012	2011

Net asset value, beginning of period	$ 9.26	$ 10.90

Net investment income	0.14	0.17

Net realized and unrealized gain (loss) on investments	0.05	(0.32)

Net increase (decrease) in net assets resulting from operations	0.19	(0.15)

Net asset value before dividends	9.45	10.75

Dividends declared	(0.12)	(0.18)

Net asset value, end of period	$ 9.33	$ 10.57

(1) Per Share Data is based on weighted average number of common shares outstanding for the period.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C., an Irving, Texas-based leading investor in the natural resources business. Together with its affiliates, NGP Energy Capital Management has managed over $9.5 billion in committed capital since 1988.

The NGP Capital Resources Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4362

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com. Prospective investors should read such materials carefully before investing.

CONTACT: INVESTMENT CONTACT:
         Please send investment proposals to:
         NGP Capital Resources Company 713-752-0062
         Kelly Plato (kplato@ngpcrc.com),
         Michael Brown (mbrown@ngpcrc.com),
         Hans Hubbard (hhubbard@ngpcrc.com), or
         Chris Ryals (cryals@ngpcrc.com).

         INVESTOR RELATIONS CONTACT:
         L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.